Exhibit (h)(19)

Form of Amendment to ALPS ETF Trust Fund Accounting Agreement

This Amendment to ALPS ETF Trust Fund Accounting Agreement (this “Amendment”), dated                     , 2010, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon (the “BNY”).

WHEREAS, the Trust and BNY have entered into an ALPS ETF Trust Fund Accounting Agreement dated March 26, 2008, (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        Effective as of                     , 2010, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A attached hereto.

2.        Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	THE BANK OF NEW YORK MELLON

By:	By:

Name:	Thomas A. Carter	Name:
Title:	President	Title:

EXHIBIT A

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Jefferies | TR/J CRB Global Commodity Equity Index Fund

Jefferies | TR/J CRB Global Agriculture Equity Index Fund

Jefferies | TR/J CRB Global Energy Equity Index Fund

Jefferies | TR/J CRB Global Industrial Metals Equity Index Fund

Jefferies | TR/J CRB Global Precious Metals Equity Index Fund

Jefferies | TR/J CRB Wildcatters Exploration & Production ETF

Jefferies | TR/J CRB Natural Gas Equities ETF

U.S. Equity Reverse Convertible Index Fund

Alerian MLP ETF

RiverFront Strategic Income Fund

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